UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 22, 2009

YONGYE INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	333-143314	20-8051010
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6th Floor, Suite 608, Xue Yuan International Tower,
No. 1 Zhichun Road, Haidian District, Beijing, PRC
(Address Of Principal Executive Offices) (Zip Code)

+86 10 8232 8866
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 22, 2009, Yongye International, Inc. (the “Company”) closed an offering of 8,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $7.50 per share, less a 5% underwriting commission.  The Company received net proceeds of approximately $56.3 million from the offering, after deducting underwriting discounts and estimated offering expenses. The offering was underwritten by Roth Capital Partners, LLC and Oppenheimer & Co. Inc. (the “Underwriters”) pursuant to the terms of the underwriting agreement by and among the Company and the Underwriters dated as of December 17, 2009, as previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2009.

The closing took place on December 22, 2009.  The Company has granted the Underwriters the option to purchase up to an additional 1,200,000 shares of Common Stock on or prior to January 16, 2010 to cover over-allotments, if any.

A copy of the opinion of Lewis and Roca LLP with respect to the legality of the issuance and sale of the shares of Common Stock issued in the offering is filed herewith as Exhibit 5.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Lewis and Roca LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2009

YONGYE INTERNATIONAL, INC.

	By:	/s/ Zishen Wu
	Name:	Zishen Wu
	Title:	President and CEO